For Immediate Release

Contact:

Andrew M. O'Shea
Chief Financial Officer
(860) 298-0444

or

Barbara J. Cano
Adam Friedman Associates
(212) 981-2529 ext. 22

Moscow CableCom Corp. Announces Partial Redemption of Preferred Stock

April 2, 2004 New York, NY- Moscow CableCom Corp. (NASDAQ: MOCC) today announced that it is redeeming 35,000 shares of its Series A Cumulative Convertible Preferred Stock as of April 30, 2004 at its face value of $18.75 per share, plus accrued dividends through the redemption date.  This redemption represents approximately 18.6% of the total outstanding shares of Preferred Stock. The Preferred Stock is convertible into the Company's Common Stock at the rate of 3.055 shares of Common Stock for each share of Preferred Stock.  Under the anti-dilutive terms of the Preferred Stock, this conversion ratio was recently enhanced as a result of the Company's issuance of shares of its Common Stock to effect the acquisition of ComCor-TV.

Francis E. Baker, Chairman, stated, "We are taking this action as a means of reducing the cash requirements associated with paying dividends on our Preferred Stock.  We believe many of our Preferred Stockholders will view the value of the enhanced conversion ratio as a preferable alternative to being redeemed at the Preferred Stock par value.  If this partial redemption proves to be successful in encouraging conversion of MOCC Preferred Stock, our Board intends to initiate a further redemption of the Preferred Stock."

About Moscow CableCom

Moscow CableCom, formerly known as Andersen Group Inc., is a US-based company quoted on the NASDAQ NM under the ticker "MOCC".  The Company owns 100% of ComCor-TV, a Russian company that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow.  CCTV is using access to COMCOR's MFON (Moscow Fiber Optic Network) to provide broadband services including cable television and high-speed Internet access to residential and business customers, with plans to add additional services including IP-based telephony.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, its ability to achieve positive cash flow and Moscow CableCom's ability to raise funds for the expansion of CCTV's network and its intentions with respect to any possible future redemptions of Preferred Stock, and are based on management's best assessment of Moscow CableCom's and CCTV's strategic and financial position and of future market conditions and trends. These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended February 28, 2003 and other public filings made by the Company with the Securities and Exchange Commission, including but not limited to our Proxy Statement filed on October 14, 2003 and our Form 10-Q for the period ended November 30, 2003, which descriptions are incorporated herein by reference. Moscow CableCom Corp. disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.